UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2019

Veoneer, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38471	82-3720890
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Klarabergsviadukten 70, Section C, 6th Floor SE-111 64
Box 13089, SE-10302
Stockholm, Sweden
(Address and Zip Code of principal executive offices)

+46 8 527 762 00
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2019, Veoneer, Inc. (“Veoneer” or the “Company”) announced the appointment of Mats Backman as the Company’s new Chief Financial Officer and Executive Vice President, Finance, to be effective no later than July 8, 2019. Mr. Backman will replace Mr. Mathias Hermansson, the Company’s Chief Financial Officer and Executive Vice President, who the Company previously announced will be stepping down from his position.

Mr. Backman, age 50, has served as Executive Vice President and Chief Financial Officer of Autoliv, Inc.  (“Autoliv”) since 2016. Prior to joining Autoliv, Mr. Backman served as Executive Vice President and Chief Financial Officer of Sandvik AB (“Sandvik”), a maker of high-tech tools, tooling systems and steel and alloy products, beginning in 2013. Mr. Backman started with Sandvik in 2007, and also served as its Acting President and Chief Executive Officer from August 2015 through October 2015, its Senior Vice President & Chief Financial Officer, Tooling from 2012 to 2013, and its Chief Financial Officer, IT & Business Development, Sandvik Machining Solutions from 2009 to 2012. Mr. Backman has a BSc in Business Administration & Economics from the University of Stockholm in Sweden.

Mr. Backman entered into an employment agreement with the Company (the “Employment Agreement”) in connection with his appointment.  The Employment Agreement provides that he is entitled to an annual base salary of SEK 5,800,000 (approximately $650,550). Mr. Backman will have an opportunity to participate in Veoneer’s bonus plan for executive officers, with an initial target cash bonus of forty-five percent (45%) of his base salary, and he will be eligible to receive equity grants under Veoneer’s stock incentive plan. For 2019, the Company intends to award Mr. Backman a stock incentive grant having a value at the grant date equal to $371,315, subject to approval of the Compensation Committee. Veoneer will provide Mr. Backman with a company car and reimbursement for maintenance costs. During his employment, Veoneer will make pension contributions equivalent to thirty-five percent (35%) of Mr. Backman’s base salary. The Employment Agreement also provides for a sign-on and retention bonus of 25,000 Restricted Stock Units issuable under Veoneer’s stock incentive plan on the initial date of employment (the “Retention RSUs”) which will vest on March 1, 2021, or earlier in the event of a “change in control” (as defined in Veoneer’s stock incentive plan), or the termination of Mr. Backman’s employment due to death, by the Company without “cause”, or by Mr. Backman for “good reason” (as such terms are defined in the Employment Agreement).

Mr. Backman’s Employment Agreement may be terminated by Veoneer at any time with or without cause or by Mr. Backman with or without good reason. The Employment Agreement requires that Veoneer provide written notice of termination to Mr. Backman not less than six (6) calendar months prior to the date of termination (except in the case of a “for cause” termination, in which case his termination would be effective immediately), and Mr. Backman must give Veoneer written notice of termination of his employment not less than six (6) calendar months prior to such date of termination. Depending on the reason for the termination, Mr. Backman will be entitled to certain severance benefits. If Mr. Backman’s employment is terminated by Veoneer other than for cause or if he resigns for good reason, then, in addition to receiving salary and benefits during the requisite notice period, he will be entitled to a lump sum severance payment equal to one and one-half times his then-current base salary. If Mr. Backman dies, if Veoneer terminates Mr. Backman’s employment for cause or if he retires or resigns without good reason, then the Employment Agreement will terminate without further obligations to the executive (other than payments and benefits due to Mr. Backman during the requisite notice period and, with respect to Mr. Backman’s death, vesting of the Retention RSUs).

The Employment Agreement prohibits Mr. Backman from competing with the Company for a period of twelve (12) months after termination unless (i) the Company terminates Mr. Backman’s employment for any reason other than for cause or (ii) Mr. Backman resigns for good reason. In consideration for such noncompetition covenant, the Company is obligated to make up to twelve (12) monthly payments equal to the difference between the executive’s monthly gross salary as of the date of his employment termination and any lower salary earned by the executive in any new employment, if any. The aggregate monthly payments are limited to a maximum of sixty percent (60%) of the gross salary earned as of the date of his employment termination, and the Company will cease making payments once such aggregate amount has been reached. The Company is not obligated to make such payments if the executive’s employment terminates due to his retirement.

The Company and Mr. Backman have also executed a change-in-control severance agreement (“CiC Severance Agreement”). Pursuant to the terms of the CiC Severance Agreement, if Mr. Backman’s employment is terminated by Veoneer other than for “cause” or death, or if Mr. Backman resigns for “good reason”, or if Veoneer terminates Mr. Backman’s employment by reason of “disability”, in each case within two (2) years following a “change in control” of Veoneer (as such terms are defined in the CiC Severance Agreement), then Mr. Backman will receive a lump sum severance payment equal to 1.5 times the sum of (a) his then-current annual salary (or if higher, the salary in effect immediately prior to the first event or circumstances which constitutes good reason); (b) (i) the average of the annual cash bonuses earned in the two (2) fiscal years prior to the date of termination, (ii) if two (2) fiscal years have not elapsed prior to the date of termination, the annual cash bonus earned in the fiscal year prior to termination, (iii) if a full fiscal year has not elapsed prior to the date of termination, his target annual cash bonus, or (iv) provided that it results in a higher bonus than the amount payable under (i) through (iii), the bonus payable for the fiscal year immediately prior to the first occurrence of an event or circumstance constituting good reason; (c) the taxable value of the benefit of a company car if Mr. Backman remained in service for one year following termination; and (d) the value of any defined contribution plan benefits to which Mr. Backman would have been entitled to if he remained in service for one year following termination. The severance payment under the CiC Severance Agreement would be in lieu of the salary and benefits payable pursuant to the Employment Agreement during the requisite notice period and the severance benefits that would otherwise be payable under the Employment Agreement.

The foregoing description of the Employment Agreement and the CiC Severance Agreement is only a summary and is qualified in its entirety by reference to the full text of the agreements, which will be filed as  exhibits to the Company’s Form 10-K for the fiscal year ending December 31, 2018.

A copy of the press release announcing the appointment is filed as Exhibit 99.1 to this report and is incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits.
(d) EXHIBITS

99.1	Press Release of Veoneer, Inc. dated January 8, 2019.

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Veoneer, Inc. dated January 8, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VEONEER, INC.

By:	/s/ Lars A. Sjöbring
Name:	Lars A. Sjöbring
Title:	Executive Vice President, Legal Affairs, General Counsel and Secretary
Date: January 9, 2019